Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record Second Quarter Results
and Raises Full-Year 2026 Guidance
STAMFORD, Conn. – July 22, 2026 – United Rentals, Inc. (NYSE: URI) today announced record financial results for the second quarter of 2026, and raised its 2026 full-year guidance.
Second Quarter 2026 Highlights1
•Total revenue of $4.410 billion, including rental revenue2 of $3.849 billion.
•Net income of $753 million, at a margin3 of 17.1%. GAAP diluted earnings per share (“EPS”) of $12.03, and adjusted EPS4 of $12.76.
•Adjusted EBITDA4 of $2.056 billion, at a margin3 of 46.6%.
•Year-over-year, fleet productivity5 increased 3.4%.
•Year-to-date net cash provided by operating activities of $3.305 billion; free cash flow4 of $1.149 billion, including gross payments for purchases of rental equipment of $2.720 billion.
•Year-to-date gross rental capital expenditures of $2.931 billion.
•Returned $998 million to shareholders year-to-date, comprised of $750 million via share repurchases and $248 million via dividends paid.
•Net leverage ratio6 of 1.8x, with total liquidity6 of $2.999 billion, at June 30, 2026.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “As evidenced in our record second-quarter results across EPS, adjusted EBITDA and revenue, 2026 is on track to be a great year for United Rentals. Our growth accelerated in the quarter, customers remain optimistic, particularly around large projects, and we continue to demonstrate strong cost discipline. Our one-stop-shop value proposition, coupled with our technology, service levels, and unwavering focus on safety and customer productivity, continues to differentiate us in the industry.”

Flannery continued, “Looking ahead, I am very pleased that we are again raising our guidance for the year, supported by the tailwinds we see across large projects, customer backlogs, and the momentum witnessed year-to-date. We believe the healthy growth we’ve seen will continue and that we will deliver what our shareholders expect of us: profitable growth, strong free cash flow and compelling returns.”

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1.The second quarter 2026 results include a gain of $49 million associated with the sale of part of the company's scaffolding business. The impact of the gain was a $37 million after-tax benefit, or $0.58 per diluted share, to net income and a $49 million benefit to adjusted EBITDA.
2.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
3.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP financial measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
5.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue.
6.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2026 Outlook
The company has raised its 2026 outlook, as reflected below.

	Current Outlook	Prior Outlook
Total revenue	$17.5 billion to $17.8 billion	$16.9 billion to $17.4 billion
Adjusted EBITDA[7]	$7.975 billion to $8.125 billion	$7.625 billion to $7.875 billion
Net rental capital expenditures after gross purchases	$3.4 billion to $3.8 billion, after gross purchases of $4.85 billion to $5.25 billion	$2.95 billion to $3.35 billion, after gross purchases of $4.4 billion to $4.8 billion
Net cash provided by operating activities	$5.85 billion to $6.65 billion	$5.4 billion to $6.2 billion
Free cash flow excluding restructuring related payments[8]	$2.15 billion to $2.45 billion	$2.15 billion to $2.45 billion
Summary of Second Quarter 2026 Financial Results
•Rental revenue increased 12.7% year-over-year to a quarterly record of $3.849 billion. Average original equipment at cost (“OEC”) increased 7.1% year-over-year, while fleet productivity increased 3.4%.
•Used equipment sales in the quarter increased 4.1% year-over-year. Used equipment sales generated $330 million of proceeds at a GAAP gross margin of 46.7% and an adjusted gross margin9 of 47.3%, compared to a GAAP gross margin of 46.1% and an adjusted gross margin of 48.3% for the same period last year. The company realized a 52.9% OEC recovery rate on the fleet sold in the second quarter of 2026.
•Net income for the quarter increased 21.1% year-over-year to a second quarter record of $753 million, while net income margin increased 130 basis points to 17.1%, including the impact of the $37 million net after-tax gain on sale of business discussed in footnote 1 above. Excluding the gain on sale of business, net income margin for the second quarter of 2026 increased 40 basis points year-over-year, primarily due to increased rental gross margin (see below for a discussion of rental gross margin by segment).
•Adjusted EBITDA for the quarter increased 13.6% year-over-year to a quarterly record of $2.056 billion, while adjusted EBITDA margin increased 70 basis points to 46.6%, including the $49 million impact of the gain on sale of business discussed above. Excluding the gain on sale of business, adjusted EBITDA margin for the second quarter of 2026 decreased 40 basis points year-over-year. This margin decline primarily reflects decreased rental gross margin in the specialty rentals segment, attributable to changes in revenue mix driven by growth in lower-margin ancillary and re-rent revenues, partially offset by a reduction in labor and benefits expenses as a percentage of revenue, as discussed below.
•General rentals segment rental revenue increased 6.6% year-over-year to a quarterly record of $2.418 billion, while rental gross margin increased by 70 basis points year-over-year to 35.8%, primarily due to a reduction in depreciation as a percentage of revenue.
•Specialty rentals segment rental revenue increased 24.8% year-over-year to a quarterly record of $1.431 billion. Rental gross margin decreased by 140 basis points year-over-year to 44.4%, primarily due to changes in revenue mix driven by growth in lower-margin ancillary and re-rent revenues, partially offset by a reduction in labor and benefits expenses as a percentage of revenue.
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7.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
8.Free cash flow excludes restructuring related payments, which cannot be reasonably predicted for the 2026 outlook. Restructuring related payments were $20 million for the six months ended June 30, 2026.
9.Used equipment sales adjusted gross margin is a non-GAAP financial measure that excludes the impact ($2 million and $7 million for the three months ended June 30, 2026 and 2025, respectively) of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold. This adjustment is explained further in the tables below, and represents the only difference between the GAAP gross margin and the adjusted gross margin.

•Cash flow from operating activities increased 20.1% year-over-year to $3.305 billion for the first six months of 2026, and free cash flow, including restructuring related payments, decreased 4.1%, from $1.198 billion to $1.149 billion. Cash flow from operating activities and free cash flow in 2025 both included a $52 million merger termination benefit associated with the terminated H&E acquisition.10
•Capital management. The company’s net leverage ratio was 1.8x at June 30, 2026, as compared to 1.9x at December 31, 2025. During the six months ended June 30, 2026, the company completed its prior $2.0 billion share repurchase11 program, and commenced its new $5.0 billion share repurchase program. During the six months ended June 30, 2026, the company repurchased $750 million of common stock under these programs, and paid dividends totaling $248 million. The company expects to complete $1.5 billion of share repurchases in 2026. Additionally, the company’s Board of Directors has declared a quarterly dividend of $1.97 per share, payable on August 26, 2026 to stockholders of record on August 12, 2026.
•Total liquidity was $2.999 billion as of June 30, 2026, including $112 million of cash and cash equivalents.
•Return on invested capital (ROIC)12 was 11.8% for the 12 months ended June 30, 2026.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, July 23, 2026, at 8:30 a.m. Eastern Time. The conference call number is 800-579-2568 (international: 785-424-1222). The replay number for the call is 402-220-7209. The passcode for both the conference call and the replay is 48921. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.

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10.The six months ended June 30, 2025 include the impact of the merger termination benefit associated with the termination of the H&E Equipment Services, Inc. d/b/a H&E Rentals (“H&E”) merger agreement. For further information on this merger termination benefit, see the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 filed with the SEC.
11.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. All references to share repurchases above do not include the excise tax, which totaled $6 million year-to-date through June 30, 2026.
12.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Financial Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted earnings per share (adjusted EPS) and used equipment sales adjusted gross margin are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization and asset impairment charge. Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold (this adjustment is explained further in the adjusted EPS and EBITDA/adjusted EBITDA tables below). The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; (iii) adjusted EPS provides useful information concerning future profitability; and (iv) used equipment sales adjusted gross margin provides information that is useful for evaluating the profitability of used equipment sales without regard to potential distortions. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities, earnings per share or GAAP gross margin from used equipment sales under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP financial measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,665 rental locations in North America, 44 in Europe, 47 in Australia and 18 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 28,100 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers a fleet of equipment for rent with a total original cost of $23.75 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, interest rates, supply chain constraints, tariffs, trade wars and sanctions), geopolitical risks (including risks related to international conflicts) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which can adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and customer demand being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects, or a reduction or disruption in government spending, including as a result of a government shutdown; (7) trends in oil and natural gas, including significant fluctuations in the prices of oil or natural gas, which can adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation or tariffs, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness requires a significant amount of cash for debt service, and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete share repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of insolvency, financial difficulties or other factors, including tariffs, affecting our suppliers; (24) increases in our maintenance and replacement costs, including as a result of tariffs, and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with privacy, data protection and cyber incident reporting laws and regulations, and other significant disruptions to our information technology systems; (27) risks related to our ability to respond adequately to changes in technology and customer demands; (28) risks related to the use of artificial intelligence, and challenges with properly managing such use; (29) risks related to severe weather events and other natural occurrences, and climate change regulation; (30) risks related to our aspirational sustainability and safety goals, including our greenhouse gas intensity reduction goal; (31) risks related to evolving requirements, expectations and perspectives from regulators and stakeholders on environmental, social and sustainability-related topics, and our ability to meet these requirements and expectations; (32) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (33) shortfalls in our insurance coverage or inability to obtain coverage on reasonable terms or at all; (34) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (35) the outcome or other potential consequences of litigation, regulatory and investigatory matters; (36) incurrence of expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (37) risks related to, and the costs of complying with, environmental and safety laws and regulations; (38) risks related to, and the costs of complying with, foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk and tariffs; (39) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; (40) the effect of changes in tax law; and (41) other factors described in our Annual Report on Form 10-K and in our other filings with the SEC.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

# # #
Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
investors@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues:
Equipment rentals	$3,849	$3,415	$7,268	$6,560
Sales of rental equipment	330	317	680	694
Sales of new equipment	86	75	170	145
Contractor supplies sales	44	41	84	77
Service and other revenues	101	95	193	186
Total revenues	4,410	3,943	8,395	7,662
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,644	1,443	3,136	2,821
Depreciation of rental equipment	704	651	1,385	1,288
Cost of rental equipment sales	176	171	366	381
Cost of new equipment sales	68	61	138	117
Cost of contractor supplies sales	30	28	58	54
Cost of service and other revenues	56	56	111	112
Total cost of revenues	2,678	2,410	5,194	4,773
Gross profit	1,732	1,533	3,201	2,889
Selling, general and administrative expenses (1)	472	422	913	859
Restructuring charge	6	—	51	1
Non-rental depreciation and amortization	116	108	230	222
Operating income	1,138	1,003	2,007	1,807
Interest expense, net (1)	178	171	354	355
Other income, net (1)	(47)	(7)	(55)	(75)
Income before provision for income taxes	1,007	839	1,708	1,527
Provision for income taxes	254	217	424	387
Net income (1)	$753	$622	$1,284	$1,140
Diluted earnings per share (1)	$12.03	$9.59	$20.44	$17.48
Dividends declared per share	$1.97	$1.79	$3.94	$3.58

(1)For the three and six months ended June 30, 2026, the impact of the sale of part of our scaffolding business that is discussed above was a pre-tax gain of $49 million, which is primarily reflected in other income, net, and an after-tax gain of $37 million, or $0.58 per diluted share. The results above for the six months ended June 30, 2025 include the impact of the merger termination benefit associated with the termination of the H&E merger agreement. For further information on this merger termination benefit, see the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 filed with the SEC.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$112	$459
Accounts receivable, net	2,797	2,510
Inventory	294	240
Prepaid expenses and other assets	390	399
Total current assets	3,593	3,608
Rental equipment, net	17,350	16,069
Property and equipment, net	1,134	1,134
Goodwill	7,201	7,119
Other intangible assets, net	561	477
Operating lease right-of-use assets	1,412	1,395
Other long-term assets	63	64
Total assets	$31,314	$29,866
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,541	$1,577
Accounts payable	1,610	776
Accrued expenses and other liabilities	1,552	1,466
Total current liabilities	4,703	3,819
Long-term debt	12,689	12,652
Deferred taxes	3,333	3,115
Operating lease liabilities	1,155	1,124
Other long-term liabilities	210	188
Total liabilities	22,090	20,898
Common stock	1	1
Additional paid-in capital	2,803	2,769
Retained earnings	16,879	15,843
Treasury stock	(10,152)	(9,396)
Accumulated other comprehensive loss	(307)	(249)
Total stockholders’ equity	9,224	8,968
Total liabilities and stockholders’ equity	$31,314	$29,866

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Cash Flows From Operating Activities:
Net income	$753	$622	$1,284	$1,140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	820	759	1,615	1,510
Amortization of deferred financing costs and original issue discounts	4	4	8	8
Gain on sales of rental equipment	(154)	(146)	(314)	(313)
Gain on sales of non-rental equipment	(3)	(6)	(7)	(10)
Gain on sale of business (1)	(49)	—	(49)	—
Insurance proceeds from damaged equipment	(13)	(12)	(23)	(23)
Stock compensation expense, net	43	34	79	70
Restructuring charge	6	—	51	1
Debt related activity (2)	—	—	—	13
Increase (decrease) in deferred taxes	137	(22)	220	(38)
Changes in operating assets and liabilities, net of amounts acquired:
(Increase) decrease in accounts receivable	(243)	(57)	(272)	5
Increase in inventory	(40)	(14)	(54)	(41)
(Increase) decrease in prepaid expenses and other assets	(45)	(181)	30	(114)
Increase in accounts payable	425	296	623	529
Increase in accrued expenses and other liabilities	150	51	114	16
Net cash provided by operating activities	1,791	1,328	3,305	2,753
Cash Flows From Investing Activities:
Payments for purchases of rental equipment	(1,953)	(1,460)	(2,720)	(2,121)
Payments for purchases of non-rental equipment and intangible assets	(99)	(98)	(165)	(182)
Proceeds from sales of rental equipment	330	317	680	694
Proceeds from sales of non-rental equipment	13	17	26	31
Proceeds from sale of business (1)	82	—	82	—
Insurance proceeds from damaged equipment	13	12	23	23
Purchases of other companies, net of cash acquired	(4)	1	(400)	(16)
Purchases of investments	—	—	—	(1)
Proceeds from sales of investments	—	—	3	—
Net cash used in investing activities	(1,618)	(1,211)	(2,471)	(1,572)
Cash Flows From Financing Activities:
Proceeds from debt	2,448	2,731	4,503	4,829
Payments of debt	(2,145)	(2,316)	(4,594)	(4,952)
Payment of contingent consideration	—	—	(18)	(23)
Payments of financing and other debt related costs (2)	(1)	(1)	(1)	(14)
Common stock repurchased, including tax withholdings for share-based compensation (3)	(395)	(431)	(816)	(720)
Dividends paid	(123)	(117)	(248)	(235)
Net cash used in financing activities	(216)	(134)	(1,174)	(1,115)
Effect of foreign exchange rates	(1)	23	(7)	25
Net (decrease) increase in cash and cash equivalents	(44)	6	(347)	91
Cash and cash equivalents at beginning of period	156	542	459	457
Cash and cash equivalents at end of period	$112	$548	$112	$548
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$141	$498	$158	$540
Cash paid for interest	146	117	342	339

(1)See above for a discussion of the gain recognized upon sale of part of our scaffolding business.
(2)The amounts for the six months ended June 30, 2025 primarily reflect bridge financing fees associated with the terminated H&E acquisition.
(3)The common stock repurchases include 1) shares repurchased pursuant to our share repurchase programs and 2) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended June 30, 2026	7.1%	(1.5)%	3.4%	3.7%	12.7%
Six Months Ended June 30, 2026	6.4%	(1.5)%	2.9%	3.0%	10.8%
Please refer to our Second Quarter 2026 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2026	2025	Change	2026	2025	Change
General Rentals
Reportable segment equipment rentals revenue	$2,418	$2,268	6.6%	$4,647	$4,367	6.4%
Reportable segment equipment rentals gross profit	865	796	8.7%	1,618	1,475	9.7%
Reportable segment equipment rentals gross margin	35.8%	35.1%	70 bps	34.8%	33.8%	100 bps
Specialty
Reportable segment equipment rentals revenue	$1,431	$1,147	24.8%	$2,621	$2,193	19.5%
Reportable segment equipment rentals gross profit	636	525	21.1%	1,129	976	15.7%
Reportable segment equipment rentals gross margin	44.4%	45.8%	(140) bps	43.1%	44.5%	(140) bps
Total United Rentals
Total equipment rentals revenue	$3,849	$3,415	12.7%	$7,268	$6,560	10.8%
Total equipment rentals gross profit	1,501	1,321	13.6%	2,747	2,451	12.1%
Total equipment rentals gross margin	39.0%	38.7%	30 bps	37.8%	37.4%	40 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Numerator:
Net income available to common stockholders (1)	$753	$622	$1,284	$1,140
Denominator:
Denominator for basic earnings per share—weighted-average common shares	62.6	64.9	62.7	65.1
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	—	—	0.1	0.1
Denominator for diluted earnings per share—adjusted weighted-average common shares	62.6	64.9	62.8	65.2
Diluted earnings per share (1)	$12.03	$9.59	$20.44	$17.48

(1)For the three and six months ended June 30, 2026, the impact of the gain on sale of business that is discussed above was a net after-tax benefit of $37 million, or $0.58 per diluted share. For the six months ended June 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net after-tax benefit of $29 million, or $0.45 per diluted share.

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge and asset impairment charge. See below for further detail on the special items. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Earnings per share - GAAP, as-reported (1)	$12.03	$9.59	$20.44	$17.48
After-tax (2) impact of:
Merger related intangible asset amortization (3)	0.39	0.47	0.82	1.00
Impact on depreciation related to acquired fleet and property and equipment (4)	0.22	0.29	0.48	0.58
Impact of the fair value mark-up of acquired fleet (5)	0.03	0.08	0.10	0.21
Restructuring charge (6)	0.07	0.01	0.61	0.02
Asset impairment charge (7)	0.02	0.03	0.02	0.03
Earnings per share - adjusted (1)	$12.76	$10.47	$22.47	$19.32
Tax rate applied to above adjustments (2)	25.1%	25.2%	25.1%	25.2%
(1)For the three and six months ended June 30, 2026, the impact of the gain on sale of business that is discussed above was a net benefit of $0.58 per diluted share. For the six months ended June 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net benefit of $0.45 per diluted share.
(2)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(3)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(4)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $435 million. In the fourth quarter of 2025, we initiated a restructuring program associated with the consolidation of certain common functions and certain other cost reduction measures, and the charges above were primarily recognized under this program.
(7)Reflects write-offs of leasehold improvements and other fixed assets.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income (1)	$753	$622	$1,284	$1,140
Provision for income taxes	254	217	424	387
Interest expense, net	178	171	354	355
Depreciation of rental equipment	704	651	1,385	1,288
Non-rental depreciation and amortization	116	108	230	222
EBITDA	$2,005	$1,769	$3,677	$3,392
Restructuring charge (2)	6	—	51	1
Stock compensation expense, net (3)	43	34	79	70
Impact of the fair value mark-up of acquired fleet (4)	2	7	8	18
Adjusted EBITDA (1)	$2,056	$1,810	$3,815	$3,481
Net income margin	17.1%	15.8%	15.3%	14.9%
Adjusted EBITDA margin	46.6%	45.9%	45.4%	45.4%
(1)For the three and six months ended June 30, 2026, the impact of the gain on sale of business that is discussed above was a net after-tax benefit of $37 million for net income and a $49 million benefit for adjusted EBITDA. For the six months ended June 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net after-tax benefit of $29 million for net income and a net $52 million benefit for adjusted EBITDA.
(2)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $435 million. In the fourth quarter of 2025, we initiated a restructuring program associated with the consolidation of certain common functions and certain other cost reduction measures, and the charges above were primarily recognized under this program.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net cash provided by operating activities (1)	$1,791	$1,328	$3,305	$2,753
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(4)	(8)	(8)
Gain on sales of rental equipment	154	146	314	313
Gain on sales of non-rental equipment	3	6	7	10
Gain on sale of business (1)	49	—	49	—
Insurance proceeds from damaged equipment	13	12	23	23
Restructuring charge (2)	(6)	—	(51)	(1)
Stock compensation expense, net (3)	(43)	(34)	(79)	(70)
Debt related activity (4)	—	—	—	(13)
Changes in assets and liabilities	(239)	(300)	(383)	(494)
Cash paid for interest	146	117	342	339
Cash paid for income taxes, net	141	498	158	540
EBITDA	$2,005	$1,769	$3,677	$3,392
Add back:
Restructuring charge (2)	6	—	51	1
Stock compensation expense, net (3)	43	34	79	70
Impact of the fair value mark-up of acquired fleet (5)	2	7	8	18
Adjusted EBITDA (1)	$2,056	$1,810	$3,815	$3,481
(1)For the three and six months ended June 30, 2026, the impact of the gain on sale of business that is discussed above was a $49 million benefit for adjusted EBITDA. For the six months ended June 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net $52 million benefit for both net cash provided by operating activities and adjusted EBITDA.
(2)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $435 million. In the fourth quarter of 2025, we initiated a restructuring program associated with the consolidation of certain common functions and certain other cost reduction measures, and the charges above were primarily recognized under this program.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)The amount for the six months ended June 30, 2025 reflects bridge financing fees associated with the terminated H&E acquisition.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net cash provided by operating activities (1)	$1,791	$1,328	$3,305	$2,753
Payments for purchases of rental equipment	(1,953)	(1,460)	(2,720)	(2,121)
Payments for purchases of non-rental equipment and intangible assets	(99)	(98)	(165)	(182)
Proceeds from sales of rental equipment	330	317	680	694
Proceeds from sales of non-rental equipment	13	17	26	31
Insurance proceeds from damaged equipment	13	12	23	23
Free cash flow (1) (2)	$95	$116	$1,149	$1,198
(1)For the six months ended June 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net $52 million benefit for both net cash provided by operating activities and free cash flow.
(2)Free cash flow included restructuring related payments of $7 million and $2 million for the three months ended June 30, 2026 and 2025, respectively, and $20 million and $3 million for the six months ended June 30, 2026 and 2025, respectively.
The table below provides a reconciliation between 2026 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$5,850-$6,650
Payments for purchases of rental equipment	$(4,750)-$(5,350)
Proceeds from sales of rental equipment	$1,350-$1,550
Payments for purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(300)-$(400)
Free cash flow excluding restructuring related payments	$2,150- $2,450